Registration No. 333-17633
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-6

                FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
        OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

           SEPARATE ACCOUNT I
                   of
      THE EQUITABLE LIFE ASSURANCE                James M. Benson, President
      SOCIETY OF THE UNITED STATES          The Equitable Life Assurance Society
          (Exact Name of Trust)                     of the United States
                                                     787 Seventh Avenue
      THE EQUITABLE LIFE ASSURANCE               New York, New York 10019
      SOCIETY OF THE UNITED STATES       (Name and Address of Agent for Service)
       (Exact Name of Depositor)
      1290 Avenue of the Americas
        New York, New York 10104
   (Address of Depositor's Principal
           Executive Offices)

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              Telephone Number, Including Area Code: (212) 554-1234
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                  Please send copies of all communications to:
               MARY P. BREEN, ESQ.                     with a copy to:
 Vice President and Associate General Counsel        THOMAS C. LAUERMAN
         The Equitable Life Assurance            Freedman, Levy, Kroll & Simonds
         Society of the United States   1050 Connecticut Avenue, N.W., Suite 825
              787 Seventh Avenue                 Washington, D.C. 20036
           New York, New York 10019

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      Securities Being Registered: Units of Interest in Separate Account I

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Approximate date of proposed public offering: As soon as practicable after the effective date of the Registration Statement.

An indefinite amount of the Registrant's securities has been registered pursuant to a declaration, under Rule 24f-2 under the Investment Company Act of 1940, set out in the Form S-6 Registration Statement contained in File No. 2-54015. The Registrant filed a Rule 24f-2 Notice for the December 31, 1995 fiscal year end on February 27, 1996.

The registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         The sole purpose of this Amendment is to amend the Registration Statement to include the following undertaking. This Amendment shall not be deemed to amend, delete or supersede any other material previously filed as part of this Registration Statement, which other material is hereby incorporated by reference.


                                   UNDERTAKING


         As a condition to the grant of effectiveness of this Registration Statement prior to the consummation of the merger of Equitable Variable Life Insurance Company into The Equitable Life Assurance Society of the United States ("Equitable"), Registrant hereby undertakes not to offer or sell to the public any securities of which Registrant is the issuer unless and until the merger is consummated and a registration statement for Registrant is filed pursuant to
Section 8 of the Investment Company Act of 1940 to reflect the change in depositor, which registration statement may take the form of an amendment to the Form N-8B-2 of Separate Account I of Equitable Variable Life Insurance Company (File No. 811-2581).

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


                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City and State of New York on the 18th day of December, 1996.


                                   SEPARATE ACCOUNT I OF THE EQUITABLE
                                   LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                                   By:  THE EQUITABLE LIFE ASSURANCE SOCIETY
                                        OF THE UNITED STATES, DEPOSITOR

                                            By: /s/ Samuel B. Shlesinger
                                                ------------------------
                                                   (Samuel B. Shlesinger)
                                                    Senior Vice President





Attest: /s/ Linda Galasso
       -----------------------
           (Linda Galasso)
            Assistant Secretary
            December 18, 1996














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

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 18th day of December, 1996.



                                                 THE EQUITABLE LIFE ASSURANCE
                                                 SOCIETY OF THE UNITED STATES


                                                 By: /s/ Samuel B. Shlesinger
                                                     ------------------------
                                                        (Samuel B. Shlesinger)
                                                         Senior Vice President


        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICERS:

*  Joseph J. Melone           Chairman of the Board

*  James M. Benson            President and Chief Executive Officer

*  William T. McCaffrey       Senior Executive Vice President and Chief
                              Operating Officer

*  Jerry M. de St. Paer       Executive Vice President

PRINCIPAL FINANCIAL OFFICER:

*  Stanley B. Tulin           Senior Executive Vice President and
                              Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

/s/ Alvin H. Fenichel
--------------------------
  Alvin H. Fenichel           Senior Vice President and Controller
  December 18, 1996

* DIRECTORS:


Claude Bebear              Jean-Rene Foutou          Winthrop Knowlton
James M. Benson            Norman C. Francis         Arthur L. Liman
Christopher Brocksom       Donald J. Greene          George T. Lowy
Francoise Colloc'h         John T. Hartley           William T. McCaffrey
Henri de Castries          John H.F. Haskell, Jr.    Joseph J. Melone
Joseph L. Dionne           W. Edwin Jarmain          Didier Pineau-Valencienne
William T. Esrey           G. Donald Johnson, Jr.    George J. Sella, Jr.
                                                     Dave H. Williams



* By:  /s/ Samuel B. Shlesinger
     ------------------------
          (Samuel B. Shlesinger)
           Attorney-in-Fact
           December 18, 1996







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